UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):             September 23, 2010

                                                                                          Williams-Sonoma, Inc.

(Exact name of registrant as specified in its charter)

California	001-14077	94-2203880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

            3250 Van Ness Avenue, San Francisco, California 94109

(Address of principal executive offices)

Registrant’s telephone number, including area code                    (415) 421-7900

                                                             N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

On September 23, 2010, Williams-Sonoma, Inc. (the “Company”) entered into the Fifth Amended and Restated Credit Agreement with Bank of America, N.A., as administrative agent, letter of credit issuer and swingline lender, Wells Fargo Bank, National Association, as syndication agent, JPMorgan Chase Bank, N.A. and U.S. Bank, National Association, as co-documentation agents, and the lenders party thereto, providing for a credit facility that amends and replaces the Company’s Fourth Amended and Restated Credit Agreement, dated as of October 4, 2006, as amended December 3, 2008. The new credit facility provides for a $300,000,000 unsecured revolving line of credit, which may be used to borrow revolving loans, to borrow swingline loans, subject to a sublimit of $20,000,000, or to request the issuance of letters of credit on behalf of the Company or its subsidiaries, and the Company may request that these borrowings be made or that letters of credit be issued in certain currencies other than U.S. Dollars, subject to a sublimit of $25,000,000. Prior to March 23, 2015, the Company may, upon notice to the administrative agent, request the lenders to increase the credit facility by up to $200,000,000, to provide for a total of $500,000,000 of unsecured revolving credit, at such lenders’ option. The Company may elect interest rates on its revolving borrowings calculated by reference to Bank of America’s prime rate (or, if greater, the average rate on overnight federal funds plus one-half of one percent, or a rate based on LIBOR plus one percent) plus a margin based on the Company’s leverage ratio ranging from 0.55% to 1.55%, or LIBOR plus a margin based on the Company’s leverage ratio ranging from 1.55% to 2.55%. The credit facility matures on September 23, 2015, at which time all outstanding borrowings must be repaid and all outstanding letters of credit must be cash collateralized. Pursuant to the credit facility, the Company pays certain customary fees to the administrative agent and the lenders.

The credit facility contains certain restrictive loan covenants, including, among others, a financial covenant requiring a maximum leverage ratio (funded debt adjusted for lease and rent expense to earnings before interest, income tax, depreciation, amortization and rent expense) of 3.5 to 1.0, and covenants limiting the Company’s ability to dispose of assets, make acquisitions, be acquired (if a default would result from the acquisition), incur indebtedness, grant liens and make investments. The Company’s obligations under the credit facility are guaranteed by certain of the Company’s U.S. subsidiaries.

The credit facility contains events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross-defaults to material indebtedness and events constituting a change of control. The occurrence of an event of default will increase the applicable rate of interest by 2.0% percent and could result in the acceleration of the Company’s obligations under the credit facility and an obligation of any or all of the Company’s U.S. subsidiaries that have guaranteed the credit facility to pay the full amount of the Company’s obligations under the credit facility.

Bank of America, N.A., Wells Fargo Bank, National Association and U.S. Bank, National Association, lenders under the credit facility, are parties to certain reimbursement agreements in connection with the Company’s commercial letter of credit reimbursement facility. On September 23, 2010, in connection with the credit facility and pursuant to the Company’s Reimbursement Agreements, each dated as of July 1, 2005, as amended from time to time, with each of Bank of America, N.A. and Wells Fargo Bank, National Association, and the Company’s Reimbursement Agreement, dated as of September 8, 2006, as amended from time to time, with U.S. Bank, National Association, the covenants contained in such Reimbursement Agreements were amended to incorporate by reference the covenants of the credit facility.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation Under an Off-

                         Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 of this Current Report is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS-SONOMA, INC.

Date: September 27, 2010	By:	/s/ Sharon L. McCollam
Sharon L. McCollam
Executive Vice President, Chief Operating and Chief Financial Officer

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